EXHIBIT 99.1

Press Release

Contact:	United Community Bancorp
Elmer G. McLaughlin, President and Chief Executive Officer
(812) 537-4822

United Community Bancorp Reports Third Quarter Results

Lawrenceburg, Indiana – April 30, 2018 – United Community Bancorp (the “Company”) (Nasdaq: UCBA), the parent company of United Community Bank (the “Bank”), today reported net income of $711,000, or $0.17 per diluted share, for the quarter ended March 31, 2018, which represents decreases of $227,000, or 24.2%, and $0.06, or 26.1%, when compared to net income and earnings per diluted share, respectively, for the quarter ended March 31, 2017. The Company also reported net income of $2.1 million for the nine months ended March 31, 2018, which represents a decrease of $390,000, or 15.9%, when compared to the nine months ended March 31, 2017. Earnings per diluted share for the nine months ended March 31, 2018 were $0.50, which represents a decrease of 16.7% when compared to the same prior year period.

As was announced by the Company in a joint press release with Civista Bancshares, Inc. on March 12, 2018, the Company’s Board of Directors signed a definitive agreement with Civista Bancshares, Inc. to merge with and into Civista Bancshares, Inc. The merger is pending customary regulatory and shareholder approvals. The Company incurred approximately $650,000 in pre-tax merger related expenses during the quarter ended March 31, 2018, which negatively impacted the Company’s net income.

The Company’s net income for the nine-month period ended March 31, 2018 was also impacted negatively by a one-time adjustment to the net deferred tax asset in the amount of $683,000 due to the effect of the tax law changes established by the Tax Cuts and Jobs Act (the “Act”), which was signed into law by the President on December 22, 2017. The Act reduced the federal corporate tax rate to 21%. This change required the Company to revalue its net deferred tax asset, which represents corporate tax benefits anticipated to be realized in the future. The reduction in the federal corporate tax rate reduces the tax benefits of the net deferred tax asset. While the one-time adjustment caused a reduction in after-tax net income during the current fiscal year, the reduction of the corporate income tax rate from 34% to 21% is expected to be favorable to the Company in future periods.

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United Community Bancorp

Summarized Statements of Income

(In thousands, except per share data)

	For the nine months ended
	3/31/2018	3/31/2017
	(Unaudited)	(Unaudited)
Interest income	$13,154	$11,974
Interest expense	1,809	1,708
Net interest income	11,345	10,266

Provision for loan losses	30	43
Net interest income after provision for loan losses	11,315	10,223

Total noninterest income	3,339	3,620
Total noninterest expense	11,467	10,741
Income before income taxes	3,187	3,102

Income tax provision	1,117	642
Net income	$2,070	$2,460

Basic earnings per share	$0.51	$0.61
Diluted earnings per share	$0.50	$0.60

Weighted average shares outstanding:
Basic	4,069,769	4,036,066
Diluted	4,120,770	4,078,075

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Summarized Consolidated Statements of Financial Condition
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
(In thousands, except for per share data)	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
ASSETS
Cash and Cash Equivalents	$39,736	$33,322	$33,434	$26,885	$35,535
Investment Securities	177,987	184,946	184,645	189,516	191,678
Loans Receivable, net	296,811	291,563	287,342	282,477	280,434
Other Assets	36,925	36,388	36,932	38,053	37,939
Total Assets	$551,459	$546,219	$542,353	$536,931	$545,586

LIABILITIES
Municipal Deposits	$111,422	$114,011	$105,910	$107,155	$106,569
Other Deposits	358,652	348,029	352,066	346,500	356,733
FHLB Advances	6,833	8,833	8,833	8,833	8,833
Other Liabilities	3,377	3,386	3,486	3,152	3,462
Total Liabilities	480,284	474,259	470,295	465,640	475,597
Commitments and contingencies	-	-	-	-	-
Total Stockholders' Equity	71,175	72,960	72,058	71,291	69,989
Total Liabilities & Stockholders' Equity	$551,459	$546,219	$542,353	$536,931	$545,586
Outstanding Shares	4,217,619	4,201,113	4,201,113	4,205,980	4,204,910
Tangible Book Value per share	$16.25	$16.50	$16.51	$16.30	$15.99

Summarized Consolidated Statements of Income
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
	(for the three months ended, in thousands, except per share data)

Interest Income	$4,433	$4,356	$4,365	$4,206	$4,083
Interest Expense	575	581	653	561	533
Net Interest Income	3,858	3,775	3,712	3,645	3,550
Provision for Loan Losses	7	9	14	12	11
Net Interest Income after Provision for Loan Losses	3,851	3,766	3,698	3,633	3,539

Total Noninterest Income	1,102	1,137	1,100	1,176	1,035
Total Noninterest Expense	4,220	3,492	3,755	3,511	3,417
Income before Tax Provision	733	1,411	1,043	1,298	1,157
Income Tax Provision	22	914	181	311	219
Net Income	$711	$497	$862	$987	$938

Basic Earnings per Share	$0.17	$0.12	$0.21	$0.24	$0.23
Diluted Earnings per Share	$0.17	$0.12	$0.21	$0.24	$0.23

Weighted Average Shares Outstanding:
Basic	4,090,320	4,058,999	4,060,435	4,062,021	4,056,993
Diluted	4,155,809	4,120,295	4,095,785	4,110,685	4,103,265

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	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Performance Ratios:
Return on average assets (1)	0.52%	0.36%	0.64%	0.73%	0.70%
Return on average equity (1)	3.99%	2.75%	4.80%	5.57%	5.41%
Interest rate spread (2)	2.97%	2.92%	2.92%	2.85%	2.83%
Net interest margin (3)	3.01%	2.96%	2.96%	2.88%	2.86%
Noninterest expense to average assets (1)	3.08%	2.55%	2.79%	2.58%	2.56%
Efficiency ratio (4)	85.08%	69.12%	78.03%	72.83%	74.53%
Average interest-earning assets to average interest-bearing liabilities	108.06%	108.16%	108.21%	107.78%	107.42%
Average equity to average assets	12.99%	13.19%	13.34%	13.03%	12.97%

Bank Capital Ratios:
Tangible capital	11.13%	10.98%	11.24%	11.13%	11.23%
Core capital	11.13%	10.98%	11.24%	11.13%	11.23%
Total risk-based capital	21.29%	21.38%	21.76%	21.90%	21.94%

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	0.21%	0.36%	0.69%	1.02%	1.09%
Nonperforming assets as a percent of total assets	0.13%	0.19%	0.39%	0.56%	0.57%
Allowance for loan losses as a percent of total loans	1.27%	1.42%	1.47%	1.50%	1.52%
Allowance for loan losses as a percent of nonperforming loans	611.11%	393.03%	212.79%	146.80%	140.08%
Net charge-offs (recoveries) to average outstanding loans during the period (1)	0.53%	0.15%	0.05%	0.06%	0.39%

(1)	Quarterly income and expense amounts used in calculating the ratio have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents total noninterest expense divided by the sum of net interest income and total other income.

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For the three months ended March 31, 2018:

Net income totaled $711,000 for the quarter ended March 31, 2018, which represented a decrease of $227,000, or 24.2%, when compared to the quarter ended March 31, 2017.

Net income decreased primarily due to an $803,000 increase in non-interest expense. The increase in non-interest expense, which was primarily the result of the aforementioned merger related expenses and totaled $650,000 pre-tax, was partially offset by a $308,000 increase in net interest income when compared to the prior year quarter.

Net interest income totaled $3.9 million for the quarter ended March 31, 2018, which represents an increase of $308,000, or 8.7%, when compared to the quarter ended March 31, 2017. The growth in the Company’s core business was the result of an increase in interest income of $350,000 partially offset by an increase in interest expense of $42,000. Interest income increased due to a $14.1 million increase in the average balance of loans, an increase in the average rate earned on loans from 4.26% in the prior year quarter to 4.36% in the current year quarter, and an increase in the average rate earned on investment securities from 2.30% in the prior year quarter to 2.61% in the current year quarter, partially offset by a $4.8 million decrease in the average balance of investment securities. The increase in loan balances is primarily the result of the continued execution of our controlled growth strategy in mortgage and commercial lending. Interest expense increased due to a $13.7 million increase in the average balance of deposits and an increase in the average rate paid on deposits from 0.43% in the prior year quarter to 0.46% in the current year quarter.

Nonperforming assets as a percentage of total assets decreased from 0.19% at December 31, 2017 to 0.13% at March 31, 2018. Nonperforming loans as a percentage of total loans decreased from 0.36% at December 31, 2017 to 0.21% at March 31, 2018. The Company remains focused on improving asset quality and continues to review all available options to decrease nonperforming assets. The provision for loan losses was $7,000 for the quarter ended December 31, 2017, which represents a decrease of $4,000 compared to the prior year quarter.

Noninterest income totaled $1.1 million for the quarter ended March 31, 2018, which represents an increase of $67,000, or 6.5%, when compared to the prior year quarter. The increase was primarily due to a $77,000 increase in the market value of mortgage servicing rights during the quarter, which compares to a $25,000 decrease in the prior year quarter for a net change of $102,000. The increase is also partially due to a $25,000 increase in service charge income on deposit accounts. These increases were partially offset by a $55,000 decrease in gain on the sale of mortgage loans due to a decrease in sales volume.

Noninterest expense totaled $4.2 million for the quarter ended March 31, 2018, which represents an increase of $803,000, or 23.5%, when compared to the prior year quarter. The increase was primarily due to $650,000 in merger related expenses incurred during the quarter with no such corresponding event in the prior year quarter, and a $183,000 increase in compensation and employee benefits expense.

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The provision for income taxes totaled $22,000, which represents a decrease of $197,000 when compared to the prior year quarter. The decrease is primarily due to the aforementioned merger related expenses, which reduced taxable income when compared to the prior year quarter, and a decrease in the statutory tax rate in the current year quarter as compared to the prior year quarter.

For the nine months ended March 31, 2018:

Net income totaled $2.1 million for the nine months ended March 31, 2018, which represents a decrease of $390,000, or 15.9%, when compared to the nine months ended March 31, 2017.

Net income decreased primarily due to a $726,000 increase in non-interest expense, a $475,000 increase in the income tax provision and a $281,000 decrease in non-interest income. These were partially offset by a $1.1 million increase in net interest income when compared to the prior year period.

Net interest income totaled $11.3 million for the nine months ended March 31, 2018, which represents an increase of $1.1 million, or 10.5%, when compared to the prior year period. The growth in the Company’s core business was due to a $1.2 million increase in interest income, partially offset by a $101,000 increase in interest expense. Interest income increased primarily due to a $14.2 million increase in the average balance of loans, an increase in the average rate earned on loans from 4.28% in the prior year period to 4.41% in the current year period, and an increase in the average rate earned on investment securities from 2.19% in the prior year period to 2.47% in the current year period. Interest expense increased primarily as a result of a $14.5 million increase in the average balance of deposits and an increase in the average rate paid on deposits from 0.46% in the prior year period to 0.48% in the current year period.

Nonperforming assets as a percentage of total assets decreased from 0.56% at June 30, 2017 to 0.13% at March 31, 2018. Nonperforming loans as a percentage of total loans decreased from 1.02% at June 30, 2017 to 0.21% at March 31, 2018. The Company remains focused on improving asset quality and continues to review all available options to decrease nonperforming assets. The provision for loan losses was $30,000 for the nine months ended March 31, 2018, which represents a decrease of $13,000 compared to the prior year period.

Noninterest income totaled $3.3 million for the nine months ended March 31, 2018, which represents a decrease of $281,000, or 7.8%, compared to the prior year period. The decrease was primarily due to a $320,000 decrease in gain on the sale of mortgage loans, resulting from a decrease in sales volume, and a $70,000 decrease in gain on the sale of investment securities. These decreases were partially offset by a $72,000 gain on the sale of other real estate owned and a $68,000 increase in service charge income on deposit accounts.

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Noninterest expense totaled $11.5 million for the nine months ended March 31, 2018, which represented an increase of $726,000, or 6.8%, compared to the prior year period. The increase in noninterest expense was primarily the result of $650,000 in pre-tax merger related expenses incurred during the period with no such corresponding expense in the prior year period, and a $76,000 increase in compensation expense. These increases were partially offset by a $75,000 decrease in professional fees.

The provision for income taxes totaled $1.1 million for the nine months ended March 31, 2018, which represented an increase of $475,000 when compared to the prior year period. The increase was primarily due to the aforementioned one-time adjustment of $683,000 to the net deferred tax asset, which was recorded in the quarter ended December 31, 2017.

Statement of Financial Condition:

Total assets were $551.5 million at March 31, 2018, compared to $536.9 million at June 30, 2017. Total assets increased during the period primarily due to loan growth of $14.3 million and an increase in cash and cash equivalents of $12.9 million. These increases were partially offset by an $11.5 million decrease in investment securities.

In addition to the loan growth achieved during the nine months ended March 31, 2018, the Company had approximately $20.1 million in undisbursed construction loans as of March 31, 2018. While these were not on the Company’s balance sheet as of March 31, 2018 and there can be no assurance of disbursement in the future, the loans have closed and management expects the majority of these committed funds to be disbursed.

Total liabilities were $480.3 million at March 31, 2018, compared to $465.6 million at June 30, 2017. The increase was primarily due to a $16.4 million increase in deposits during the period, partially offset by a $2.0 million decrease in FHLB borrowings.

Stockholders’ equity totaled $71.2 million as of March 31, 2018, which represented a decrease of $116,000 when compared to June 30, 2017. The decrease was primarily due to a $1.9 million decrease in accumulated other comprehensive income and dividends declared totaling $1.2 million. These were partially offset by net income of $2.1 million. The decrease in accumulated other comprehensive income was the result of increasing market interest rates during the period. In connection with the preparation of the financial statements for the quarter ended March 31, 2018, management evaluated the credit quality of the investment portfolio and believes all unrealized losses to be temporary. Management has the intent and the ability to hold these securities until the value recovers or until maturity.

There were 4,217,619, 4,205,980, and 4,204,910 outstanding shares of common stock at March 31, 2018, June 30, 2017, and March 31, 2017, respectively. For all periods presented, the Bank was considered “well-capitalized” under applicable regulatory requirements.

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United Community Bancorp is the parent company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates eight offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may affect our business, such as those changes caused by the Tax Cuts and Jobs Act, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows, changes in the quality or composition of the Company’s loan or investment portfolios, and the ability to complete the previously announced merger with Civista Bancshares, Inc. within the expected timeframe. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K for the year ended June 30, 2017 filed with the SEC on September 26, 2017 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

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